U. S. SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC 20549



                             FORM 10



  GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS
                             ISSUERS

Under Section 12(b) of (g) of the Securities and Exchange Act of
                              1934.



                    INTEGRATED CARBONICS CORP

         (Name of Small Business Issuer in its charter)



Nevada                                       43-163270

(State or other jurisdiction of              (I.R.S. Employer
                                             Identification No.)

incorporation or organization)

1600 E. Desert Inn Rd. Suite 102             89108

(Address of principal executive offices)     (Zip Code)

Issuer's telephone number, ( 604)-682-8445


Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common


ITEM 1.

          ITEM 1.   BUSINESS

(a)  General Development of Business


Registrant was incorporated in the State of Delaware in February 1993 under the name of PLR, Inc. On September 22, 1997, PLR, Inc. entered into an agreement with Da-Jung Resource Corp. to acquire Da-Jung's rights to pursuant to a "Cooperative Joint Venture Agreement" with the Heilongjiang Bureau of Geology and Mineral Resources, to explore for copper and gold in the Wandashan Mineralization Zone in Heilongjiang Province, People's Republic of China. The Registrant changed its name to Integrated Carbonics Corp. on October 3, 1997 and redomiciled to the State of Nevada on October 30, 1996 by merging a Delaware company of the same name share for share. On October 31, 1996, a Special meeting of the Shareholders of the Corporation was held wherein the Shareholders approved a reverse stock split of 100:1 reducing the number of outstanding shares to 255,000 shares of common stock.


On October 7, 1997, the Registrant entered into an agreement with Da-Jung Resource Corp. to acquire all of it rights and obligations in an "Agreement on Establishment of a Sino Foreign Equity Joint Venture" with Jixi Liumao Graphite Mine of Heilongjiang Province, People's Republic of China. Consideration for this Agreement was 6,000,000 of the Registrant's post split common shares plus $200,000. This Agreement allows for the construction and operation of value added graphite processing plants.


On November 10, 1997, the Registrant entered into a Sino Foreign Equity Joint Venture with the Liumao Graphite Group of Heilongjiang Province, People's Republic of China to form a Joint Venture Agreement is to enhance economic cooperation and technical exchange to endeavor to construct and operate graphite processing plants that will produce high purity graphite, expandable graphite, ultra-high purity graphite and graphite sheet . As an 80% equity partner, the Registrant is required to contribute 80% of the capital required for construction which is estimated to be $28 million. The Registrant will obtain an 80% share of the profits over a 30 year period. Under the terms of this Joint Venture Agreement, the Registrant will also contribute technical direction and management of the joint venture. The Registrant carries no financial obligations until a business license for the joint venture company has been issued in China. The issuance of the business license is contingent upon the acceptance of the Registrants economic feasibility study by the Chinese regulatory authorities.


Following issuance of the business license, the Registrant will be obligated to deposit with the joint venture company $2,100,000 within 6 months. To meet its contingent obligations, the Registrant intends to complete additional private placement financing and finance its share of construction costs for the plant facilities should the feasibility study render the project as viable.


(copies of the agreement referenced above may be viewed in Exhibit "10")


The Registrant has no holdings other than those described herein.


(b)  Financial Information About Industry Segments

The Registrant is, at present, a development stage company with no revenues currently generated from operations.

(c)  Narrative Description of Business


The Registrant is an 80% equity partner in a Sino Foreign Equity Joint Venture with the Liumao Graphite Group of Heilongjian Province, People's Republic of China contingent upon the Registrant's completion of its capitalization requirements and the securing of a business license to be issued in China to operate the joint venture. The Registrant will contribute capital, technology assistance, marketing assistance and hands on management to the Joint Venture. The purpose of the Joint Venture is to construct and operate value added graphite processing plants at the site of the Liumao Graphite Mine near Jixi, China. The Registrant is and will continue to be involved in the marketing, and subsequently, the sale of the processed graphite products. The Registrant currently has three full time employees and relies on its senior management, directors, independent consultants and professional support services in the United States, Canada and China.

NOTE: The Registrant has, and will continue to have a right to enter into a "Cooperative Joint Venture" with the Heilongjiang Bureau of Geology and Mineral Resources. However, the Registrant considers this right as a secondary interest to its graphite processing joint venture.


ITEM 2.   FINANCIAL INFORMATION

The Registrant's financial data presented below has been derived from the Audited Financial Statements of PLR, Inc. (the
Registrant's predecessor) and Integrated Carbonics Corp. (Nevada
Corporation) appearing in Item 15 herein.


                   INTEGRATED CARBONICS CORP.

                      (Formerly PLR, Inc.)

                  A development stage Company)

                    Statements of Operations

                  Year ended December 31, 1997




                                             1997      1996    1995

Revenues                                     $0        $0      $0

     Amortization                            $74       $61     $61

     Rent                                     4,123     -       -

     Other Expenses                          33032     800      -

Total Expenses                               37,229    861     61

NET LOSS                                     $(37,229) $(861)  $(61)


NET LOSS PER SHARE                           $(0.06)   $(0.01) $(0.00)


Average Number Of Shares Of Common Stock     665,000   105,00  105,00
Outstanding                                            0       0


                Management Discussion & Analysis


                   1.   Results of Operations

    During the year, the Company remained a development stage company, having not yet commenced a revenue stream.


    The Company experienced a net loss of $37,229 for the 12
     months ended December, 1997 compared with a net loss of $861 for the corresponding 12-month period last year.

     These losses were created principally from general and
         administrative expenses comprised of $9,621 in advertising and promotion expenses, $7,394 in transfer agent and filing fees, $9,701 in professional fees,
      $4,123 in rent, and $6390 in office and miscellaneous
                            charges.


    On October 7, 1997 the Company entered into an agreement with Da-Jung Resource Corp. to acquire 100% of its rights and obligations pursuant to and "Agreement on Establishment of a Sino Foreign Equity Joint Venture"
    with Jixi Liumao Graphite Mine, of Heilongjian, Province, the Peoples Republic of China. Consideration for this agreement was 6,000,000 shares of the Company's post split common stock, plus $200,000.

     On November 10, 1997, the Company entered into a formal agreement with the Liumao Graphite Mine to form a joint venture company named ICC Liumao Graphite Products, Ltd. The purpose of the joint venture company is to establish value added graphite processing facilities at the Liumao Mine in China to produce high purity graphite, expandable graphite, graphite sheet or other graphite products.


    The total investment of the Company in the joint venture
        company shall be 80% of anticipated joint venture construction costs of $28 million and it will obtain an 80% share of the profits over a thirty year period. The joint venture company is in the process of applying for regulatory approval, including a business license, in the
                   Peoples Republic of China.

    The Liumao Graphite Mine is the largest producer of flake graphite in China and is one of the largest suppliers of graphite in the world. The mine has been in operation since 1936 and has graphite reserves of 350 million tons grading approximately 13% graphite. The anticipated mine life is 100 years and annual production can be up to 40,000 tons of graphite. The joint venture agreement call for the production of 5,000 tons of value added graphite annually.


     The investment in the graphite processing joint venture is valued at the cost to acquire the rights to enter into the joint venture plus out of pocket legal and other costs incurred by the company to negotiate the formal joint venture agreement. No capital investment in the joint venture has been made to date.

       On September 22, 1997, the Company entered into an
        agreement with Da-Jung Resource Corp., a company
       controlled by certain directors of the Company, to
         acquire 100% of its interest in the Yuejinshan-
         Sianfengbei mineral property, in the Wandashan mineralization zone of Heilongjiang Province, the Peoples
     Republic of China in exchange for 15,000,000 shares of the Company's common stock valued at $0.01 per share.


              2.   Liquidity and Capital Resources

    The company had $46,476 in cash and prepaid expenses, and
      $171,922 in current liabilities at December 31, 1997 compared with no cash and $800 of liabilities in December
                            31, 1996.


     At year end, the Company had a Regulation 504 Offering underway which offered subscriptions for 2,300,000 units at $0.01 per unit consisting of one common share and one warrant exercisable at $0.22 per share for six months. At
      December 31, 1997, $91,000 had been raised, of which $54,000 was paid for by shares issued, and $37,000 was subscriptions received.

      Subsequent to year end, the entire offering was fully subscribed thereby raising a total of $230,000 for use in developing the Company's Joint Venture Project and for
                   general operating purposes.


    Upon exercises of all warrants attached to units of this offering a further $759,000 would be raised. These funds are intended to cover both operating costs and the costs of completing a bankable feasibility study for the
        construction of the Company's expandable graphite
                            facility.

      The Company carries no financial obligations until a business license for the joint venture company has been issued in China. The issuance of this license is contingent upon the completion and acceptance by Chinese regulatory authorities of our economic feasibility study.


      The Company carries no financial obligations until a business license for the joint venture company has been issued in China. The issuance of this license is contingent upon the completion and acceptance by Chinese regulatory authorities of our economic feasibility study.

     Following issuance of the business license, the Company
       will be obligated to deposit with the Joint Venture Company $2,100,000 within 6 months. These funds are to be utilized in the construction of the plant facility.


       The Company intends to complete additional private placement financing within the coming year to meet its currently contingent obligations to the joint venture and
      finance its share of construction cost for the plant facility, should be feasibility study render the project as viable.

                      ITEM 3.   PROPERTIES

    Registrant maintains offices at the following locations:

            1.   1600 East Desert Inn Road, Suite 102

                       Las Vegas, NV 89109

             2.   750 West Pender Street, Suite 804

               Vancouver, British Columbia V6C-2T8

                      3.   (Liaison Office)

                 Suite 202, #1 Unit, #4 Building

                  Yue he hu tong, Jian guo meng

                   People's Republic of China



  ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                           MANAGEMENT

    (a)       Security Ownership of Certain Beneficial Owners




Title of     Name & Address of Beneficial  Amount & Nature  Percent of
Class        Owner                         of Beneficial    Class
                                           Owner

             Da-Jung Resource Corp.        6,150,000        66.45%
             P.O. Box 71 Road Town
             Tortolla, BVI

Common       James Dade Fawcett            1,557,500        16.8%
             14A Nathan Tower
             618 Nathen Road
             Kowloon, Hong Kong

Common       Robert Hoegler                1,557,500        16.8%
             Suite 604
             7040 Granville Ave.
             Richmond, BC V6Y 3W5

Common       Mario Aiello                  1,557,500        16.8%
             3648 Mathers Ave.
             West Vancouver, BC
             V7V 2K8

Common       Edwin Dorffi                  1,537,500        16.6%
             1917 W. 4th Ave.
             Vancouver, BC V6J 1M7

Common       H. Frank Foster               20,000           0.002%
             3932 Sharon Place
             West Vancouver, BC
             V6J 1M7

Totals                                     6,230,000        67.3%

Notes:                                          Messrs. Fawcett,
    Aiello, Hoegler and Dorffi each own a 25% equity interest of Da-Jung Resources Corp. and, as such, may be considered as beneficial owners of Registrant's shares issued to Da-Jung Resource Corp. The breakdown of their share positions is the sum of each individuals pro-rata interest in the shares issued to Da-Jung Resource Corp. plus common shares purchased by certain of the individuals pursuant to Registrant's 504 Offering Memorandum dated December 8, 1997
      Mr. Dorffi did not purchase common shares pursuant to
                Registrant's Offering Memorandum.
    Mr. Foster has no beneficial interest in Da-Jung Resource
                              Corp.


              (b)  Security Ownership of Management



Title of     Name & Address Beneficial   Amount & Nature   Percent of
Class        Owner                       of Beneficial     Class
                                         Ownership

Common       James Dade Fawcett          1,557,500         16.8%
             14A Nathan Tower
             618 Nathan Road
             Kowloon, Hong Kong

Common       Robert Hoegler              1,557,500         16.8%
             Suite 604
             7040 Granville Ave.
             Richmond, BC V6Y-3W5

Common       Mario Aiello                1557,500          16.8%
             3648 Mathers Ave.
             West Vancouver, BC
             V7V-2K8

Common       Edwin Dorffi                1,537,500         16.6%
             1917 W. 4th Ave.
             Vancouver, BC
             V6J-1M7

Common       H. Frank Foster             20,000            0.002%
             3932 Sharon Place West
             Vancouver, BC
             V7V-4T6

Totals                                   6,230,000         67.3%


           ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

            Board of Directors and Senior Management


                            Directors




Name                  Position

James Dade Fawcett    President

H. Frank Foster       Executive Vice President/CFO

Mario C. Aiello       Vice President, Business Development

Robert S. Tyson       Vice President, Corporate
                      Communications/Secretary

Robert Hoegler        Treasurer

Other senior
management:

Edwin C. Dorffi       Engineering Advisor

Yihong Zhan           Technical Advisor


                       Management Profiles


         Mr. James Dade-Fawcett, President and Director

    Mr. Dade is a successful entrepreneur with eight years of experience in developing private-sector infrastructure and resource projects in the Peoples Republic of China ranging between US $30 million and $50 million in value. He possesses a strong administrative and project development background having been a principle of several Hong Kong based infrastructure and resource companies. Mr. Fawcett is currently the Managing Director of Kaison HK Limited and has been a principal of Power
           Gen Investment Co. in Hong Kong since 1993.


  H. Frank Foster, B.Sc., MBA - Executive Vice President, Chief
                 Financial Officer and Director

   Mr. Foster has had an extensive career in the resource and financial sectors. As a member of founding management, he was Executive Vice President and CFO of Orenda Forest Products a
 successful forest products company listed on the Toronto Stock
  Exchange. Mr. Foster oversaw the development of Orenda's $550 million pulp and paper mill project to the stage of construction readiness. He also has experience in the mining industry having worked with one of Canada's largest consulting engineering firms and corporate banking experience with on of Canada's major banks.
 Mr. Foster's principal occupation from 1987 to June 1997 was as
          Executive Vice President and Chief Financial
Officer of Orenda Forest Productions Ltd. Of Vancouver, BC Canada and its subsidiary, Sound Energy Development Company. He is also currently a director of Western Logic Resources, a Vancouver Stock Exchange listed company headquartered in Calgary, Alberta and the sole director of FR Ventures, a private company offering business consulting services.

   Mario C. Aiello - Vice President, Business Development and
                            Director
 Mr. Aiello has more than 15 years experience as an advisor and consultant in the corporate and financial markets. In a consulting capacity, he has successfully developed financial and administrative programs for clients in a variety of market segments ranging from high-tech to natural resources. These include clients currently operating in China. He has been directly responsible for financing many of these companies and for securing share-listing status for more than 30 of them, both on U. S. and Canadian exchanges. He is currently President and
  Director of MCA Equities Ltd. As he has been for the past 15 years. Mr. Aiello was also a director of Consolidated Nu-Media (now Pan Asia Resources Inc.) from 1989 to 1997 and Power Stick
            Manufacturing Inc. from 1996 to present.

   Robert S. Tyson - Vice President, Corporate Communications,
                     Secretary and Director

  Mr. Tyson is an experienced administrator specializing in the development of emerging public companies. Over the past 11 years, he has been both a senior manager and consultant with emerging companies in the manufacturing and high-tech sectors. He bring to the Company considerable administrative, financial and corporate communications experience along with extensive practical experience in negotiating and implementing Sino-Foreign Joint
 Ventures and offshore manufacturing and marketing contract. Mr.
  Tyson is also a director of Advanced Pultrusion Technologies
    Ltd., A Canadian-based manufacturing company and Eisport Products, Inc., a Florida based marketing and distribution firm.
 Mr. Tyson's principal occupation for the past five years was as President of Silent Communication Inc. (1992-present) and President of Advanced Pultrusion Technologies Ltd. (1996-
present). Both companies are headquartered in Vancouver, Canada. In addition, from 1992 to 1995, Mr. Tyson was president of Watson
 Bell Communications, Inc., a communications technology company listed on the Vancouver Stock Exchange. (Now Cosworth Ventures
                              Inc.)

           Mr. Robert Hoegler - Treasurer and Director

Mr. Hoegler is an investment consultant advising both public and private companies on investment structures and investor relations strategies for the past 15 years. His clients range from high-tech to resource based companies, including a company currently operating in China. Mr. Hoegler is a Director of MCA Equities Ltd., a consulting company providing advice to public companies in both Canada and the U.S. He is also a director on Alexa Ventures, a successful Canadian Manufacturing company, Eisport
Products, Inc., a Florida based marketing and distribution firm, and , Advanced Pultrusion Technologies Ltd., a Canadian base manufacturing company. Mr. Hoegler's occupation for the past five years is as director of MCA Equities Ltd.

              Edwin C. Dorffi - Engineering Advisor
  Mr. Dorffi has a technical background in Applied Science and
     Engineering and has been active in the field of project engineering for the past 20 years. His most recent experience has particular emphasis on business development in the People's Republic of China over the past six years. Mr. Dorffi has been a business and technical advisor to various companies and has held executive positions in both public and private sector
                          enterprises.

             Yihong Zhan, M.Sc. - Technical Advisor

  Ms. Zhan is currently a Ph.D. candidate in the Department of
   Mining and Mineral Process Engineering at the University of British Columbia. Ms. Zhan's previous experience includes working as a chemical engineer with Xiamen Photographic Materials Ltd.
    and as a project engineer with the Potash Corporation of Saskatchewan and Canment Canada. She has also worked with Cominco Ltd. and as a consultant to a number of mining interest in China.
     Mr. Foster and Ms. Zhan are full time employees of the Registrant. All other management are not consider employees on the basis that no cash compensation or benefits are currently paid.

                ITEM 6.   EXECUTIVE COMPENSATION

    No executive officer of Registrant has cash compensation exceeding $60,000. The executive officers as a group had compensation of $0 during the past fiscal year. All officers, directors and employees are reimbursed for all out of pocket expenses associated with corporate functions. There is currently no compensation paid to directors for attending meeting of the
                       Board of Directors.
All director and senior management identified in ITEM 5 with the exception of Yihong Zhan received an option to purchase 250,000 shares of Registrant's common stock at a price of $2.00 per share expiring on January 13, 2001. Ms. Zhan received an option to purchase 100,000 shares of Registrant's common stock at a price of $2.00 per share expiring on January 13, 2001. The $2.00 option price was determined as approximating the trading average of the Registrant's shares on the 5 trading days immediately proceeding
                        January 13, 1998.

    ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

 On September 22, 1997, the Registrant entered into an agreement with Da-Jung Resource Corp., a company controlled by certain directors of the Registrant, to acquire 100% of its interest in the Yuejinshan-Siangfenbei mineral property in the Wandashan
    Mineralization Zone of Heilongjian Province, the People's Republic of China in exchange for 15,000,000 shares of the
  Registrant' stock valued at $0.01 per share. Furthermore, the Registrant entered into an agreement with Da-Jung Resource Corp. on October 7, 1997 to acquire 100% of its rights and obligations pursuant to an "Agreement on Establishment of Sino Equity Joint Venture" with Jixi Liumao Graphite Mine of Heilongjian Province,
 Peoples Republic of China. Consideration for this agreement was 6,000,000 post split common shares of the Registrant's stock plus $200,000. Messrs. Fawcett, Dorffi, Aiello and Hoegler each own a
          25% equity interest in Da-Jung Resource Corp.
 FR Ventures, a personal holding company whose sole director is Frank Foster, was paid a total of $10,641.00 in consulting fees during the past fiscal year prior to Mr. Foster joining the
                            Company.
   Registrant sub-leases certain office space and pays monthly administrative consulting fees to MCA Equities Ltd., a company whose principles include Mario Aiello and Robert Hoegler.

                   ITEM 8.   LEGAL PROCEEDINGS
       There are no current or pending legal proceedings.

   ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS.
   Registrant's common stock is traded in the over-the-counter market in the United States. The high and low bid for each quarterly period for the most recent fiscal years is as follow:




Quarter  High  Low     Close   Volume     Trade

Q1 1997  1.125 0.5     0.59375 1,033,400  128


Q2 1997  0.8   0.15625 0.24    3,205,700  395


Q3 1997  0.4   0.02    0.0225  24,272,878 1057


Q4 1997  3.125 0.0025  1.5     8,784,066  384

Q1 1998  2.375 1.375   1.6     105,628    91

Summary  3.125 0.0025  1.6     37,401,672 2055



The source of the above quotation is Trading and Market Service, The NASDAQ Stock Market, Inc. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

        There are 39 record owners of Registrant's stock.
The Registrant has no record of paying a cash dividend and has no present intention of doing so.


        ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES Registrant has sold 2,300,000 units pursuant to exemptions from registration provided by Section 3(b) Regulation D and Rule 504 promulgated thereunder at a price of $0.10 per unit. Each unit consists of 1 common share and 1 share purchase warrant. The aggregate price per unit is $0.215 per unit. The units were subscribed for cash of $230,000 and March 25, 1998, an additional
    $231,000 was received on exercise of related warrants. In addition, Registrant has issued the equivalent of 6,150,000 restricted common shares pursuant to agreement described in ITEM
                       1 and ITEM 7 above.


     ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
                           REGISTERED.

 The securities to be registered are one mil, $0.001, par value common equity stock. The shares are non-assessable, without pre-
            emptive rights and non-cumulative voting.


      ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts, or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the
 Articles of incorporation and By-laws limiting such liability.
   The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and
                            By-laws.

  The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the
        Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

     ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements and supplemental data required by this Item 13 follow the index of financial statements appearing at Item 15 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURES.

None

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     FINANCIAL STATEMENTS

          (A.) Audited Financial Statements
            Report  of  Independent Auditors, Deloitte &  Touche,
               dated December 31, 1997.
            Balance  Sheet as of December 31, 1997, and  December
               31, 1996.
            Statement  of  Operation for the  years  ended  1995,
               1996, and 1997.
            Statement of Stockholders' Equity
            Statement  of  Cash Flows for the years  ended  1995,
               1996, and 1997.
            Notes to Financial Statements

          (B.)  Unaudited  Financial Statements  for  Six  Months
            Ended June 30, 1998
            Balance Sheet
            Statement of Operation
            Statement of Stockholders' Equity
            Statement of Cash Flows
            Notes to Financial Statements

Independent Auditors' Report

To the Board of Directors and Shareholders of Integrated
Carbonics Corp.

We have audited the accompanying balance sheet of Integrated Carbonics Corp. (a development stage company) as at December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period from February 23, 1993 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The Company's financial statements as of and for the year ended December 31, 1996 and for the period from February 23, 1993 (date of incorporation) through December 31, 1996 were audited by other auditors whose report, dated November 19, 1997, expressed an unqualified opinion on those statements. The financial statements for the period February 23, 1993 (date of incorporation) through December 31, 1996 reflect total revenues and net loss of $Nil and $3,729, respectively, of the related totals. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997, and the results of its operations and its cash flows for the year then ended, and for the period from February 23, 1993 (date of incorporation) to December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche
Chartered Accountants
Vancouver, British Columbia

February 6, 1998
INTEGRATED CARBONICS CORP.
(Formerly PLR, Inc.)
(A development stage company)

Balance Sheets

December 31, 1997


ASSETS                                        December 31,   December 31,
                                                      1997           1996
CURRENT
Cash                                                44,576              -
Prepaid expense                                      1,900              -
                                                    46,476              -
CAPITAL ASSETS
Engineering costs - Phase I of Expandable            4,500              -
Graphite Project
OTHER ASSETS
Investment in a graphite processing joint          250,988              -
venture (Note 4)
Interest in mineral property (Note 5)               15,000              -
Organization costs                                       -             71
                                                   265,988             71
                                                   316,964             71
LIABILITIES
CURRENT
Accounts payable (Note 8(a))                        51,922            800
Current portion of long-term debt (Note 6)         120,000              -
                                                   171,922            800
LONG-TERM DEBT (Note 6)                             71,000              -
COMMITMENTS AND CONTINGENCIES (Notes 2 and
9)

STOCKHOLDERS' EQUITY

Preferred stock, $.001 par value
Authorized 10,000,000 shares
None outstanding


Common stock, $.001 par value (Note 7)
Authorized 50,000,000 shares
Issued and outstanding (1997-6,795,000               6,795          2,100
common shares; 1996- 105,000 common shares)
Subscriptions received                              37,000              -
Addition paid-in capital                            71,205            900
Deficit accumulated during the development        (40,958)        (3,729)
stage
                                                    74,042          (729)
                                                   316,964             71


      (See accompanying notes to the financial statements)

INTEGRATED CARBONICS CORP.
(Formerly PLR, Inc.)
(A development stage company)

Statement Of Operations

Year ended December 31, 1997








                                                             February 23,
                                                                     1993
                                                           (inception) to
                                   1997     1996     1995    December 31,

                                                                     1997

EXPENSES

Amortization                        $74      $61      $61            $308

General and administration       22,551      800        -          29,046

Interest and bank charges            87        -        -              87

Transfer agent and filing         7,394        -        -           7,394
fees

Rent                              4,123        -        -           4,123

                                 37,229      861       61          40,958

NET LOSS                              $  $ (861)   $ (61)      $ (40,958)
                               (37,229)

NET LOSS PER SHARE - BASIC     $ (0.06)        $        $              $-
AND DILUTED                               (0.01)   (0.00)

AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING        665,000  105,000  105,000



INTEGRATED CARBONICS CORP.
(Formerly PLR, Inc.)
(A development stage company)

Statements of Operations

Year ended December 31, 1997



                                Common          Common          Addit.          Accumulated
                                Stock           Stock           Paid-In         Deficit
                                Shares          Amount          Capital

February 23, 1993

Issued for cash                   600           3,000           -               -



Net loss, period ended

December 31, 1993                   -           -               -               (2,746)



Balance, December 31, 1993        600           3,000           -               (2,746)



Net loss, year ended

December 31, 1994                   -           -               -               (61)

Balance, December 31, 1994        600           3,000           -               (2,807)

Net loss, year ended

December 31, 1995                   -           -               -               (61)

Balance, December 31, 1995        600           3,000           -               (2,868)



March 15, 1996

Changed par value                   -           (2,999)         2,999             -
(Note 7)



March 15, 1996

Forward stock split          2,099,400          2,099           (2,099)           -
(Note 7)



Net loss, year ended                -           -               -               (861)
December 31, 1996

Balance, December 31, 1996   2,100,000          2,100           900             (3,729)




January 4, 1997

Forward stock split 5:1      8,400,000          8,400           (8,400)         -
(Note 7)



September 22, 1997

Issued for an interest in    15,000,000         15,000          -               -
a mineral property (Note
5)



October 31, 1997

Reverse stock split 1:1      (25,245,000)       (25,245)        25,245          -
(Note 7)



December 18, 1997

Issued for Graphite          6,000,000          6,000           -               -
Processing Joint Venture
agreement (Note 4)



December 30, 1997

Issued for cash               540,000           540             53,460          -



Net loss, year ended

December 31, 1997

                                    -           -               -               (37,229)

Balance, December 31, 1997   6,795,000          6,795           71,205          (40,958)


       (See accompanying notes to the financial statements)

INTEGRATED CARBONICS CORP.
(Formerly PLR, Inc.)
(A development stage company)

Statements of Cash Flows

Year ended December 31, 1997

                                1997            1996    1995    February 23, 1993
                                                                (inception) to
                                                                Dec. 31, 1997

Net loss                        (37,229)        (861)  (61)     (40,958)


Add (less)

Amortization of organization    74              61      61       308
costs

Organization costs              (3)             -       -        (308)

Net changes in working capital  25,902          800     -        30,927

                                (11,256)        -       -        (10,031)

FINANCING ACTIVITIES

Issuance of common stock        54,000          -       -        57,150

Subscription received           37,000          -       -        37,000

                                91,000          -                94,150



INVESTING ACTIVITIES

Investment in a graphite        (30,668)        -       -        (35,042)
processing joint venture

Engineering costs - Phase I     (4,500)         -       -        (4,500)

                                (35,168)        -       -        (39,543)

NET CASH INFLOW                 44,576          -       -         44,576

CASH, BEGINNING OF PERIOD       -               -       -         -

CASH, END OF PERIOD             44,576          -       -         44,576


       (See accompanying notes to the financial statements)

INTEGRATED CARBONICS CORP.
(Formerly PLR, Inc.)
(A development stage company)

Notes to Financial Statements

Year ended December 31, 1997

1.   DESCRIPTION OF BUSINESS

  The Company was organized on February 23, 1993 under the laws of the State of Delaware as PLF, Inc. On October 3, 1997, it changed its name to Integrated Carbonics Corp. and on October 30, 1997, changed its jurisdiction of incorporation to Nevada.

  The Company has signed a joint venture agreement for the construction and operation of a graphic processing plant in the People's Republic of China.


2.   DEVELOPMENT STAGE ENTERPRISE

  The financial statements have been prepared on the basis of accounting principles applicable to a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and as such has no significant revenue and is incurring substantial costs in connection with its investment in a graphite processing joint venture as described in Note 4. In addition the Company incurred a loss of $37,299 for the year ended December 31, 1997 and has a working capital deficiency of $125,446 at December 31, 1997. Management is in the process of completing the offering of 2,300,000 units described in Note 7 and between December 31, 1997 and February 6, 1998 had received cash proceeds of $308,000. The proceeds of the offering will be used to finance operation costs and complete the feasibility study for construction of the graphite facility. In addition management is engaged in discussions with other prospective investors to secure additional financing. The Company's continued existence is dependent on its ability to obtain additional financing to proceed with the joint venture and ultimately to attain profitable operations.

  If the going concern assumption was not appropriate in the preparation of these financial statements, adjustments would be necessary to the carrying values of assets and liabilities, the reported loss and the balance sheet classifications used.

3.   SIGNIFICANT ACCOUNTING POLICIES

  The financial statements are expressed in US dollars, have been prepared in accordance with accounting principles generally accepted in the United States and include the following significant accounting policies:


  Investment in joint ventures

  The Company records its investments in joint ventures at cost until such date as the venturers make their initial capital contribution. Joint venture investments which are controlled by the Company are consolidated.

  Interest in mineral property

  The Company follows the method of accounting for its interest in mineral property whereby initial costs related to the acquisition of mineral properties are capitalized by property. Exploration and development costs are expenses as incurred.

  Accounting estimates

  Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

  Net loss per share

  Net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share has not been disclosed as the effect of common shares issuable upon the exercise of options or warrants would be anti-dilutive.

  In February 1997, the FASB issued Statements of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share". SFAS 128 is effective for the fiscal year ending after December 15, 1997. SFAS 128 redefines earnings per share under U.S. GAAP and replaces primary earnings per share with basic earnings per share and fully diluted earnings per share with diluted earnings per share. Net loss per share, as reported, is equal to the net loss per share based on SFAS 128 for all periods presented.

4.   INVESTMENT IN A GRAPHITE PROCESSING JOINT VENTURE

  On October 7, 1997, the Company entered into an agreement with Da-Jung Resource Corp. to acquire 100% of its rights and obligations pursuant to an "Agreement on Establishment of a Sino Foreign Equity Joint Venture" with Jixi Liumao Graphite Mine, of Heilongjiang Province, the People's Republic of China. Consideration for this agreement was 6,000,000 shares of the Company's post split common stock, plus $70,000 on the completion of the offering (Note 11), $50,000 on the exercise of all warrants and $80,000 one year from the date of the offering or upon completion of additional financing, whichever comes first.

  On November 10, 1997, the Company entered into a formal agreement with Liumao Graphite Mine to form a joint venture company named ICC Liumao Graphite Products, Ltd. The purpose of the joint venture company is to establish value added graphite processing facilities at the Liumao Mine in China to produce high purity graphite, expandable graphite, graphite sheet or other graphite products.

  The total investment of the Company in the joint venture company shall be 80% of anticipated joint venture construction costs of $28 million and it will obtain an 80% share of the profits over a thirty year period. The joint venture company is in the process of applying for regulatory approval, including a business license, in the People's Republic of China.

  The Liumao Graphite Mine is the largest producer of flake graphite in China and is one of the largest suppliers of graphite in the world. The mine has been in operation since 1936 and has graphite reserves of 350 million tons grading approximately 13% graphite. The anticipated mind life is 100 years and annual production can be up to 40,000 tons of graphite. The joint venture agreement calls for the production of 5,000 tons of value added graphite annually.

  The investment in the graphite processing joint venture is valued at the cost to acquire the rights to enter into the joint venture plus legal and other costs incurred by the Company to negotiate the formal joint venture agreement. No capital investment in the joint venture has been made to date.

5.   INTEREST IN MINERAL PROPERTY

  On September 22, 1997, the Company entered into an agreement with Da-Jung Resource Corp., a company controlled by certain directors of the Company, to acquire 100% of its interests in the Yue-jinshan-Zianfengbei mineral property, in the Wandashan mineralization zone of Heilongjiang Province, the People's Republic of China in exchange for 15,000,000 shares of the Company's common stock valued at $0.01 per share.

6.   LONG-TERM DEBT



                                                          December 31, 1997

Amount payable to Da-Jung Resources Corp. on acquisition  191,000 of its interest in the graphite processing joint venture
(Note 4)



Current portion                                           (120,000)

                                                          71,000


  The long-term debt is unsecured and non-interest bearing and as a result is recorded on a present value basis. Imputed interest will be recognized at 8%. It is repayable as described in Note 4.

7.   SHARE CAPITAL

  On March 15, 1996, at a meeting of the Board of Directors, the Board approved amending its Articles of Incorporation. These amendments were approved by a majority vote of stockholders. The Company authorized changing its authorized common stock of 15,000 shares with $5.00 par value, to 50,000 common shares with par value $0.01 and 10,000,000 preferred shares with a par value $.001. The Company also approved a forward stock split on the basis of 3,500:1, increasing the number of outstanding shares from 600 to 2,100,000 shares.

  On January 17, 1997, at a special meeting of the Shareholders, the Shareholders approved, effective January 4, 1997, a forward stock split of 5:1, increasing the number of common shares outstanding from 2,100,000 common shares to 10,500,000 common shares outstanding.

  On October 31, 1997, at a special meeting of the Shareholders, the Shareholders approved a reverse stock split of 1:100 thus reducing the number of common shares outstanding from 25,500,000 shares to 255,000 shares of common stock.

  On October 31, 1997, at a special meeting of the Shareholders, the Shareholders authorized a Regulation D Rule 504 offering a maximum of 2,300,000 unites at $.10 per unit consisting of one common share and one warrant exercisable at $.33 per share for six months.

8.   RELATED PARTY TRANSACTIONS

  (a) As of December 31, 1997, accounts payable include $16,907 due to companies controlled by certain directors of the Company. The amounts are unsecured, interest-free, and do not have fixed repayment terms.


  (b) During the year ended December 31, 1997, the Company entered into the following transactions with companies controlled by certain directors of the Company:


     Rent                                              $3,161

     Office expenses                                    1,519

     Management fees                                    3,321

     Consultancy fee                                   11,144

     The Company has entered into an agreement to lease premises from a company controlled by certain directors as described in Note 9.


9.   COMMITMENTS


  On December 8, 1997, the Company entered into a year lease commitment effective January 1, 1998 for $4,700 plus applicable operating costs.

10.  FINANCIAL INSTRUMENTS


  The carrying values of cash, accounts payable and long-term debt reflected on the balance sheet approximate their respective fair values.

11.  SUBSEQUENT EVENT


  On January 27, 1998, the 2,300,000 unit private placement offering (Note 7) was fully subscribed. The shares were subscribed for cash of $230,000 and to February 6, 1998 an additional $115,000 was received on exercise of related warrants. These funds will be used in part for detailed engineering design of the Phase I plant construction and to satisfy consideration owing on the acquisition of the rights to the joint venture.

  On January 13, 1998, the Company granted director and employee stock options on 2,000,000 shares at a price of $2.00 per share expiring on January 13, 2001.

12.  RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued Statements of Financial Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a set of general-purpose financial statements that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources, including for example, unrealized gains or losses on short-term investment securities which are currently excluded from the result of operations. The disclosures prescribed by SFAS 130 are effective for fiscal years beginning after December 15, 1997. The Company does not expect that adoption of SFAS 130 will have a material effect on its financial statements.

  Also, in June 1997, the FASB issued Statements of Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes new standards for reporting of information about operating segments. The disclosures prescribed by SFAS 131 are effective for fiscal years beginning after December 15, 1997. The Company does not expect that adoption of SAFS 131 will have a material effect on the notes to its financial statements.

INTEGRATED CARBONICS CORP.
(A development stage company)
Balance Sheets
For the 6-month period ended June 30, 1998 (Prepared by management and without audit)



                                Six months      Three months    Year ended
                                 ended          ended           31-Dec-97
                                30-Jun-98       31-Mar-98



Assets

    Cash in hand and            $ 100,043       $ 201,939       $ 44,576
    at Bank

    Accounts Receivable         -               500             -

    Deposits Paid               2,990           -               -

    Prepaid Expenses            1,372           4,102           1,900

Total Current Assets            104,405         206,541         46,476

    Capital Assets

       Fixed Assets             9,376           11,423          -

       Engineering Costs
        Phase I of Expandable
         Graphite Project       260,495         110,098         4,500

    Other Assets

       Investment in Graphite
       processing jt. venture   15,000          253,409         250,988

       Interest in mineral
        property                253,409         15,000          15,000

Total capital & other assets    538,280         389,930         270,488

Total Assets                    642,685         596,471         316,964


Liabilities and Stockholders Equity

    Accounts Payable            126,177         118,910         51,922

    Accrued Expenses            16,955          -               -

    Other Current Liab.         2,500           -               -

    Current portion of
     Long Term Debt             50,000          65,000          120,000

Total Current Liab.             195,632         183,910         171,922

    LongTerm Debt
     (less current portion)     71,000          71,000          71,000

Total Liab.                     266,632         254,910         242,922

Stockholders Equity

    Common Stock                9,816           9,255           6,795

    Subscription Received       5,250           -               37,000

    Addit. Paid In Capital      660,430         475,745         71,205

    Deficit Accumulated
     During Development Stage   (299,443)       (143,439)       (40,958)

Total Stockholders Equity       376,053         341,561         74,042

Total Liabilities and
 Stockholders Equity            $ 642,685       $ 596,471       $ 316,964




                   INTEGRATED CARBONICS CORP.
                  (A development stage company)
                     Statement of Operations
     For the 6-month period ended June 30, 1998 (Prepared by
                  management and without audit)



                                Six months      Three months   Year ended
                                ended           ended          31-Dec-97
                                30-Jun-98       31-Mar-98

Operating Expenses

       Amortization             $ 2,047         $ -            $ 74

       General & Admin Exp.     166,150         59,604           25,551

       Interest & Bank Chg.     2,308           158              87

       Transfer agent &
        filing fees             370             1,607            7,394

        Rent                    18,432          6,095            4,123

       Salaries & wages         69,179          35,018              -
                                258,486         102,481          37,229

  NET LOSS                      $ (258,486)     $ (102,481)      $ (37,229)

  NET LOSS PER SHARE            $ (0.03)        $ (0.01)         $ (0.06)

AVG. SHARES                     9,533,017       9,021,700        665,000




                   INTEGRATED CARBONICS CORP.
                  (A development stage company)
               Statements of Stockholders' Equity
     For the 6-month period ended June 30, 1998 (Prepared by
                  management and without audit)



                                 Common     Common   Addit.     Deficit
                                 Shares     Amount   Paid-in    Accumulated
                                                     Capital    During
                                                                Development
                                                                Stage
February 23, 1993 - Issued for    600       $3,000
        cash
Net loss, year ended December                                    (2,746)
        31, 1993
Balance, December 31, 1993        600       3,000       -        (2,746)

Net loss, year ended December                                     (61)
        31, 1994
Balance, December 31, 1994        600       3,000       -        (2,807)

Net loss, year ended December                                     (61)
        31, 1995
Balance, December 31, 1995        600       3,000       -        (2,868)

March 15, 1996 Changed par                 (2,999)    2,999
        value (Note 7)
March 15, 1996 Forward stock   2,099,400    2,099    (2,099)
        split (Note 7)
Net loss, year ended December                                     (861)
        31, 1996
Balance, December 31, 1996     2,100,000    2,100      900       (3,729)

January 4, 1997 Forward stock  8,400,000    8,400    (8,400)
        split 5:1 (Note 7)
September 22, 1997 Issued for  15,000,000   15,000
        interest in mineral
        property (Note 5)
October 31, 1997 Reverse stock (25,245,000) (25,245)   25,245
        split 1:100 (Note 7)
December 18, 1997 Issued for   6,000,000    6,000
        Graphite Processing
        Jt. Venture
        agreement (Note 4)
December 30, 1997 Issued for    540,000      540      53,460
        cash
Net loss, year ended December      -          -         -       (37,229)
        31, 1997
Balance, December 31, 1997     6,795,000    6,795     71,205    (40,958)

January 6, 1998 Issued for       95,000       95      9,405
        cash
January 22, 1998 Issued for      80,000       80      7,920
        cash
January 27, 1998 Issued for    1,585,000    1,585    156,915        -
        cash
February 20, 1998 Issued for    700,000      700     230,300
        cash
Net loss, quarter ended March                                   (102,481)
        31, 1998
Balance, March 31, 1998        9,255,000    9,255    475,745    (143,439)

April 15, 1998 Issued for cash  136,350      136      44,860
June 4, 1998 Issued for cash    175,000      175      57,575
June 16, 1998 Issued for cash   250,000      250      82,250
Net loss, 3-months ended June                                    (115,047)
        30, 1998
Balance, June 30, 1998         9,816,350    9,816    660,430    (258,486)
(See accompanying notes to the financial statements)




                   INTEGRATED CARBONICS CORP.
                  (A development stage company)
                    Statements of Cash Flows
           For the 6-month period ended June 30, 1998
           (Prepared by management and without audit)

                                     Six months Three months Year ended
                                       ended       ended      12/31/97
                                      6/30/98     3/31/98

 Net loss                                     $  $ (102,483)  $ (37,229)
                                      (258,486)
 Add (less)
 Amortization of organization cost            -            -          74
 Organization costs                           -            -         (3)
 Amortization of fixed assets             2,047            -           -
 Net changes in working capital          76,247       64,287      25,902
                                      (180,192)     (38,196)    (11,256)

FINANCING ACTIVITIES
 Repayment of Long term debt           (55,000)     (55,000)           -
 Issuance of common stock               592,246      407,000      54,000
 Subscription received                 (31,750)     (37,000)      37,000
                                        505,496      315,000      91,000
               INVESTING ACTIVITIES
 Acquisition of capital asset          (11,423)     (11,423)           -
 Investment in a graphite
processing joint
 venture                                (2,420)      (2,420)    (30,668)
 Engineering costs - Phase I          (255,995)    (105,598)     (4,500)
                                      (269,838)    (119,441)    (35,168)

NET CASH INFLOW                          55,466      157,363      44,576
CASH, BEGINNING OF PERIOD                44,576       44,576           -
CASH, END OF PERIOD                   $ 100,043    $ 201,939    $ 44,576

      (See accompanying notes to the financial statements)

                   INTEGRATED CARBONICS CORP.
                  (A development stage company)
                Notes to the Financial Statements
     For the 6-month period ended June 30, 1998 (Prepared by
                  management and without audit)

1.   DESCRIPTION OF BUSINESS

The Company was organized on February 23, 1993 under the laws of the State of Delaware as PLR, Inc. On October 3, 1997, it changed its name to Integrated Carbonics Corp. and on October 30, 1997, changed its jurisdiction of incorporation to Nevada.

The Company has signed a joint venture agreement for the construction and operation of a graphite processing plant in the People's Republic of China.

2.   DEVELOPMENT STAGE ENTERPRISE

The financial statements have been prepared on the basis of accounting principles applicable to a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and as such has no significant revenue and is incurring substantial costs in connection with its investment in a graphite processing joint venture as described in
Note 4. In addition the Company incurred a loss of $258,486 for the 6 months ended June 30, 1998. Management completed the offering of 2,300,000 units described in Note 7 and, during the 6-month period had received cash proceeds of $592,246. The proceeds of the offering will be used to finance operating costs and complete the feasibility study for construction of the graphite facility. In addition management is engaged in discussions with other prospective investors to secure additional financing. The Company's continued existence is dependent on its ability to obtain additional financing to proceed with the joint venture and ultimately to attain profitable operations.

3.   SIGNIFICANT ACCOUNTING POLICIES

The financial statements are expressed in US dollars, have been prepared in accordance with accounting principles generally accepted in the United States and include the following significant accounting policies:

Investment in joint ventures

The Company records its investment in joint ventures at cost until such date as the venturers make their initial capital contribution. Joint venture investments which are controlled by the Company are consolidated.

   Interest in mineral property

The Company follows the method of accounting for its interest in mineral property whereby initial costs related to the acquisition of mineral properties are capitalized by property. Exploration and development costs are expensed as incurred.

The interest in mineral property will be written down on a property by property basis when a significant decline in value that is other than temporary has occurred and will be written off when a property is abandoned.

Depreciation

Fixed Assets are depreciated on a straight line basis; computer software is depreciated over 1 year, computer hardware over 2 years, office equipment and furniture are depreciated over 5 years.

Accounting estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Net loss per share

Net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share has not been disclosed as the effect of common shares issuable upon the exercise of options or warrants would be anti-dilutive.

4.   INVESTMENT IN A GRAPHITE PROCESSING JOINT VENTURE

On October 7, 1997, the Company entered into an agreement with Da-Jung Resource Corp. to acquire 100% of its rights and obligations pursuant to an "Agreement on Establishment of a Sino Foreign Equity Joint Venture" with Jixi Liumao Graphite Mine, of Heilongjiang Province, the People's Republic of China. Consideration for this agreement was 6,000,000 shares of the Company's post split common stock, plus $70,000 on the completion of the offering (Note 11), $50,000 on the exercise of all warrants and $80,000 one year from the date of the offering or upon completion of additional financing, whichever comes first.

On November 10, 1997, the Company entered into a formal agreement with the Liumao Graphite Mine to form a joint venture company named ICC Liumao Graphite Products, Ltd. The purpose of the joint venture company is to establish value added graphite processing facilities at the Liumao Mine in China to produce high purity graphite, expandable graphite, graphite sheet or other graphite products.

The total investment of the Company in the joint venture company shall be 80% of anticipated joint venture construction costs of $28 million and it will obtain an 80% share of the profits over a thirty year period. The joint venture has obtained regulatory approval, including a business licence, in the People's Republic of China.

The Liumao Graphite Mine is the largest producer of flake graphite in China and is one of the largest suppliers of graphite in the world. The mine has been in operation since 1936 and has graphite reserves of 350 million tons grading approximately 13% graphite. The anticipated mine life is 100 years and annual production can be up to 40,000 tons of graphite. The joint venture agreement calls for the production of 5,000 tons of value added graphite annually.

The investment in the graphite processing joint venture is valued at the cost to acquire the rights to enter into the joint venture plus legal and other costs incurred by the Company to negotiate the formal joint venture agreement. No capital investment in the joint venture has been made to date. The Company has been incurring engineering costs in advance of investment in the joint venture and intends to capitalize these to the joint venture.

5.   INTEREST IN MINERAL PROPERTY

On September 22, 1997, the Company entered into an agreement with Da-Jung Resource Corp., a company controlled by certain directors of the Company, to acquire 100% of its interest in the Yue-jinshan-Zianfengbei mineral property, in the Wandashan mineralization zone of Heilongjiang Province, the People's
Republic of China in exchange for 15,000,000 shares of the Company's common stock valued at $0.01 per share.

6.   LONG-TERM DEBT

The long-term debt is unsecured and non-interest bearing and as a result is recorded on a present value basis. Imputed interest will be recognized at 8%. It is repayable as described in Note 4 with the exception that on June 16, 1998 Da-Jung Resource Corp. postponed its final repayment date to July 1, 1999.

7.   SHARE CAPITAL

On March 15, 1996, at a meeting of the Board of Directors, the Board approved amending its Articles of Incorporation. These amendments were approved by a majority vote of the stockholders. The Company authorized changing its authorized common stock of 15,000 shares with $5.00 par value, to 50,000,000 common shares with par value $.001 and 10,000,000 preferred shares with a par value $.001. The Company also approved a forward stock split on the basis of 3,500:1, increasing the number of outstanding shares from 600 shares to 2,100,000 shares.

On January 17, 1997, at a special meeting of the Shareholders, the Shareholders approved, effective January 4, 1997, a forward stock split of 5:1, increasing the number of common shares outstanding from 2,100,000 common shares to 10,500,000 common shares outstanding.

On October 31, 1997, at a special meeting of the Shareholders, the Shareholders approved a reverse stock split of 1:100 thus reducing the number of common shares outstanding from 25,500,000 shares to 255,000 shares of common stock.

On October 31, 1997, at a special meeting of the Shareholders, the Shareholders authorized a Regulation D Rule 504 offering of a maximum of 2,300,000 units at $.10 per unit consisting of one common share and one warrant exercisable at $.33 per share for six months.

8.   RELATED PARTY TRANSACTIONS

(a) As of June 30, 1998, accounts payable include $10,529 due to companies controlled by certain directors of the Company. The amounts are unsecured, interest-free, and do not have fixed repayment terms.

(b) During the six months ended June 30, 1998, the Company entered into the following transactions with companies controlled by certain directors of the Company:

        Rent                                           $   14,870

        Office Expense                                      4,574

        Miscellaneous Expense                               2,796

        Management Fee                                     24,178

        Consultancy Fee                                     9,668

The Company has entered into an agreement to lease premises from a company controlled by certain directors as described in Note 9.

9.   COMMITMENTS

On December 8, 1997, the Company entered into a one year lease commitment effective January 1, 1998 for $4,700 plus applicable operating costs.

10.  FINANCIAL INSTRUMENTS

The carrying values of cash, accounts payable and long-term debt reflected on the balance sheet approximate their respective fair values.



     EXHIBITS




Exhibit 2: (2.2) Corporate Charter (Integrated Carbonics Corp.)

           (2.3) Articles of Merger

           (2.4) Merger Agreement

Exhibit 3: (3.0) Articles of Incorporation (Integrated Carbonics Corp.)

           (3.1) By-Laws

Exhibit    (10.0)Underlying Agreements Between Registrant and Da-Jung
10:             Resource Corp.

           (10.1)Joint Venture Agreement

Exhibit    (99.0)News Releases
99:

           (99.1)Stock Option Plan


                           SIGNATURES

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Integrated Carbonics Corporation

Dated:                           By: /s/ James Dade Fawcett
                                   James Dade Fawcett, President

                                 By: /s/ Robert S. Tyson
                                   Robert S. Tyson, Secretary